Exhibit 10.3

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”), effective as of November 4, 2011 (the “Effective Date”), is entered into by and between 1st Century Bancshares, Inc., a Delaware corporation (“Bancshares”), and Bradley Satenberg (“Executive”) (Bancshares and Executive collectively shall be referred to as the “Parties”).

WHEREAS, Bancshares has retained the services of Executive in the position of Chief Financial Officer on a termination at-will basis; and

WHEREAS, Bancshares desires to provide for certain severance payments and other benefits to Executive in the event of the termination of Executive’s employment on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the promises and conditions contained in this Agreement, the Parties agree as follows:

1.

Definitions.

1.1.

Change in Control.  A "Change in Control" shall be deemed to have taken place if:

(a)

There shall be consummated any consolidation or merger of Bancshares in which Bancshares is not the continuing or surviving corporation or pursuant to which shares of Bancshares’ capital stock are converted into cash, securities or other property (other than a consolidation or merger of Bancshares in which the holders of Bancshares’ voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Bancshares; or

(b)

Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancshares representing 25% or more of the voting power of all of the then outstanding securities of Bancshares having the right under ordinary circumstances to vote in an election of the Board of Directors (the “Board”) (including, without limitation, any securities of Bancshares that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(c)

Individuals who as of the Effective Date constitute the entire Board and any new directors whose election by Bancshares' shareholders, or whose nomination for election by the Board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board.

1.2

Termination for Cause.  A “Termination for Cause” means:

(a)

Executive has committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties as an employee of Bancshares or any of its subsidiaries;

(b)

Executive has grossly neglected or willfully failed in any way to perform substantially the duties of his employment after a written demand for performance is given to Executive by Bancshares, which demand specifically identifies the manner in which Bancshares believes Executive has failed to perform his duties;

(c)

Executive has willfully acted or failed to act in any other way that materially and adversely affects Bancshares or any of its subsidiaries;

(d)

Executive is removed and/or permanently prohibited from participating in the conduct of Bancshares or any of its subsidiaries affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1));

(e)

Executive engages in a violation of any applicable statutes, regulations or rules of any appropriate Federal banking agency and/or state bank supervisor, as defined in the Federal Deposit Insurance Act Section 3, 12 U.S.C. 1813, which violation materially and  adversely affects Bancshares or its subsidiaries; or

(f)

Bancshares or any of its subsidiaries has received a cease-and-desist order that requires in substance that Bancshares or any of its subsidiaries retain a qualified Chief Financial Officer acceptable to bank regulators with the experience, skill and other qualifications required to ensure compliance with such order and Bancshares or any of its subsidiaries regulators have determined that Executive does not meet these qualifications.

1.3

Termination for Good Reason.  A “Termination for Good Reason” means:

(a)

A material diminution in Executive’s authority, duties or responsibilities as Chief Financial Officer, unless such events follow any of the circumstances described in Section 1.2 regarding Termination for Cause;

(b)

A material diminution in Executive’s salary; or

(c)

The relocation of Executive’s principal place of employment to any location more than 50 miles from Bancshares’ headquarters at the Effective Date.

2.

Severance Compensation and Benefits Upon Termination Without Cause or Termination for Good Reason.  If Executive experiences a Termination without Cause or a Termination for Good Reason within twelve (12) months of a Change in Control, and provided that Executive first enters into and does not revoke a confidential severance and release agreement substantially in the form attached hereto as Exhibit A, then Executive shall be entitled to the following severance compensation and benefits: (i) severance compensation in a lump sum amount payable on the thirty-fifth day following Executive’s termination of employment equal to fifteen (15) months of the highest amount of Executive’s annual base salary paid to Executive within the three

(3) year period preceding the Termination without Cause or Termination for Good Reason, plus the highest annual bonus paid to Executive within the three (3) year period preceding the Termination without Cause or Termination for Good Reason, plus a pro-rated bonus for the number of months worked for the year of termination (the “Severance Compensation”); (ii) immediate vesting in any of the remaining unvested shares of restricted stock and/or options granted to him under any award agreements existing as of the Effective Date or awarded thereafter; and (iii) continuation for 12 months (the “Separation Period”) of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which Executive is participating at the time of termination, with Bancshares continuing to pay its share of premiums and associated costs as if Executive continued in the employ of Bancshares; provided, however, that Bancshares’ obligation to provide such coverage shall be terminated if Executive obtains comparable substitute coverage from another employer at any time during the Separation Period; provided, further, that in the event final regulations are issued by the U.S. Treasury Department, which prohibit the discriminatory payment of medical coverage, Executive shall receive a lump sum cash payment equal to any remaining payments that Executive would otherwise be entitled to under this sub-Section, “grossed up” for all applicable federal, state, local and payroll taxes at the highest marginal tax rate in effect on the Executive’s termination date (items 2(ii) and 2 (iii) are collectively referred to herein as the “Benefits”). Executive shall advise Bancshares immediately if such comparable substitute coverage is obtained from another employer.  Executive shall be entitled, at the expiration of the Separation Period, to elect continued coverage under Bancshares’ medical benefit plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act.  Notwithstanding the foregoing, it shall be a condition precedent to Executive’s right to terminate his employment with Good Reason to first give Bancshares written notice stating with specificity the reason for the Termination with Good Reason (the “Breach”) no later than ninety (90) days following the initial existence of the condition giving rise to the Breach and, if such Breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice to cure the Breach.

3.

No Severance Compensation or Benefits Upon Termination with Cause or a Termination without Good Reason.  Executive shall not be entitled to any Severance Compensation or Benefits upon a Termination with Cause or a Termination without Good Reason.  In the case of a Termination with Cause or a Termination without Good Reason, then Bancshares total liability to Executive shall be limited to the payment of Executive’s annual base salary and Paid Time Off, and un-reimbursed business expenses, each incurred or accrued through the effective date of termination.  If Executive provides notice of a Termination without Good Reason, Bancshares may change the effective date of such a Termination without Good Reason from the date indicated in such notice to an earlier date and such change in the effective date shall not convert Executive’s Termination without Good Reason into a Termination without Cause or a Termination with Good Reason.

4.

Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received:  (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Section 4, two (2) business days after the date placed in the United

States mail, (iii) if mailed other than in accordance with the provisions of this Section 4 or mailed from outside the United States, upon the date of actual delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent.  Notices shall be addressed as follows:

If to Bancshares:

1st Century Bancshares, Inc.

1875 Century Park East

Suite 1400

Los Angeles, CA  90067

Attn:  Chairman of the Board and President/COO

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 West Olympic Avenue

Los Angeles, CA 90064

Attn: Gordon M. Bava, Esq.

If to Executive, to:

Bradley Satenberg

c/o 1st Century Bancshares, Inc.

1875 Century Park East

Suite 1400

Los Angeles, CA  90067

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

5.

Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or the termination of Executive’s employment, or any alleged discrimination, tort or other claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Without limiting the foregoing, the following potential claims by Executive would be subject to arbitration: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration will be conducted in Los Angeles County.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated.  Executive and Bancshares shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (a “Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA.  For such disputes that do not involve Statutory Claims, if Executive is determined to be the prevailing party, the arbitrator shall have the discretion to order Bancshares to reimburse Executive for his portion of the arbitrator's fees and administrative costs of AAA charged to the parties as a result of the arbitration, as well as his reasonable attorney’s fees and costs.  In disputes where Executive asserts a Statutory Claim against Bancshares or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  Bancshares shall pay the balance of the arbitrator’s fees and administrative costs.  If any party prevails on a Statutory Claim that affords the prevailing party attorneys’ fees, the arbitrator may award attorneys’ fees to the prevailing party, consistent with applicable law.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.

Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Executive or of Bancshares.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

7.

Non-Assignment; Successors.  Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Bancshares upon any sale of all or substantially all of Bancshares’ assets, or upon any merger, consolidation or reorganization of Bancshares with or into any other corporation, all as though such successors and assigns of Bancshares and their respective successors and assigns were Bancshares; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Bancshares” shall be deemed to refer to any such successor or assign of Bancshares referred to in the preceding sentence.

8.

Withholding of Taxes.  All payments required to be made by Bancshares to Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as Bancshares may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, Executive’s portion of social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.

9.

Severability.  To the extent any provision of this Agreement or portion thereof shall be held invalid or unenforceable, it shall be considered deleted herefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

10.

Authority.  The Parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

11.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.

Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

13.

Entire Agreement.  This Agreement constitutes the entire agreement by Bancshares and Executive with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between Executive and Bancshares with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and Bancshares. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

14.

No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties and not for the benefit of any third party.

15.

Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

1st Century Bancshares, Inc.

By: /s/ Jason DiNapoli

_________________

Executive

/s/ Bradley Satenberg_____________

Bradley Satenberg